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                                                                    EXHIBIT 10.8

[LETTERHEAD OF HOLLEY PERFORMANCE PRODUCTS, INC.]

July 19, 2002

Mr. Russell W. Ford
6101 Annadale Drive
Fort Worth, TX 76132

Dear Russ,

     On behalf of the over 1,300 employees at Holley, I am pleased to extend the following job offer to you for the position of Vice President and Chief Operating Officer (COO) reporting directly to me. In this role, you will have direct responsibility for each of our manufacturing and distribution operations, and will provide direct leadership for system-wide supply chain management. You will be the leader of our lean transformation initiatives and will be directly responsible for product and process design optimization. You will also be responsible, in partnership with our CFO, for our asset utilization/rationalization program.

     Key deliverables, which you will be responsible for include:

     (1) Providing leadership for our Target 12 Program - A reduction program that must reduce our manufacturing cost basis by $12 million by year-end 2003.
     (2) Championing our 20-03 Program - A joint effort with our CFO to reduce the total cash investment in our business by $20 million by year-end 2003.
     (3) Improved quality operating system performance as measured by both internal and external PPM rates and our total warranty expense.
     (4) Improved service level performance as measured by dollars shipped versus dollars ordered within customer defined cycle times. Our target is a minimum service level of 95%.
     (5) Improved Inventory utilization as measured by a combination of absolute inventory investment reduction (captured in our 20-30 program) and targeted turnover rate improvements.

     I believe that we have enormous potential at Holley to grow and improve our business, and I am confident that you have the correct skill set and leadership traite that will enable you to make a significant contribution at Holley and through this contribution, significantly increase our enterprise value. Details of your employment will be as follows:

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Mr. Ford
July 19, 2002
Page 2

     SALARY: Your base salary will be $240,000,00 per year. You will be paid twice per month on approximately the fifteenth and the thirtieth of each month.

     STARTING DATE: August 12, 2002

     INCENTIVE COMPENSATION: You will be eligible to participate in Holley's Senior Management Incentive Compensation program with a target bonus pay out of 50% of your base salary. You will earn an Incentive bonus pay out based on your performance as measured by our total operating margin improvement and cash flow generation. For 2002, you will be eligible for a pro-rated incentive compensation pay out based on targets that you and I will develop and precent to our Board of Directors Compensation Committee for their approval. Holley will guarantee a pro-rated pay out for 2002, which based on an August 1, 2002 start date, will be $50,000.00. Payment will be made after we have submitted audited year-end financial statements to our Board of Directors and our Compensation Committee approves this pay out. In general, this will occur in late March each year. In order to be eligible to receive any earned Incentive Compensation payment, you must be an active employee in good standing on the date of payment.

     VEHICLE: As the Chief Operating Officer, Holley will provide you with a vehicle and pay all operating, maintenance, and insurance costs. You will be responsible for recording personal miles and will pay taxes on these miles. You may select any vehicle up to a monthly total lease cost of $700.00/month. If you select a vehicle that has a greater lease value than $700.00/month, you will be responsible for reimbursing the company any amount over this limit.

     INCENTIVE STOCK AWARDS: You will be granted incentive stock options totaling 2.5% of all shares outstanding. These shares will vest based on our company's performance over the next three years (2000-2005) based on enterprise value targets agreed upon by our Board of Directors. You will vest at 1/3 per year for each year we achieve our targeted enterprise value.

I will forward a formal Incentive Stock Option Agreement to you shortly after your start date.

     SEVERANCE PAYMENTS RESULTING FROM A CHANGE OF CONTROL: In the event that your employment with the Company is involuntarily terminated as a result of a change of control, or in the event of a change of control you are not offered a similar position with the Company, the Company shall pay to you a severance benefit equal to:

     (1) Six (6) months salary, to be paid in monthly installments (at your then effective base salary rate), and
     (2) Continuation of any applicable employee benefits for such six month time period.

     For purposes hereof, a "Change of Control" shall mean the acquisition of a majority or more of the outstanding units of the Company by any person or "group" (as the term is used in Regulation 13D under the Securities Exchange Act of 1934) other than the Stockholders of the Company as of August 12, 2002, and their respective affiliates.

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Mr. Ford
July 19, 2002
Page 3

     FRINGE BENEFITS: As a Senior Executive, you will be eligible for our full range of benefits including:

  -  401(k) Retirement Savings Plan
  - Retirement Plan For Salaried Employees (which may be frozen or eliminated in the future)
  -  Group Medical (Medical, Dental, and Prescription Drugs)
  -  Cellular telephone
  -  Laptop computer

     VACATION: As a Senior Executive, you will be eligible for three (3) weeks of paid vacation in 2003, and a prorated paid vacation period of six (6) days for 2002.

     RELOCATION: The following relocation benefits will apply to your move:

     1. You will be reimbursed (grossed up for taxes) for the real estate commission and other normal selling expenses directly associated with selling your primary residence.

     2. You will be reimbursed (grossed up for taxes) for customary home purchase expenses such as attorney fees, closing costs, as well as other normal and reasonable fees associated with the purchase of a home within 12 months of your start date. Holley will not reimburse any real estate commission fees associated with buying a home.

     3. Movement of your household goods will be paid by the Company and coordinated through the Human Resources Department in order to avoid tax exposure to you.

     4. When you have established a residence in the Bowling Green area (or the area of your choice), you will be paid a miscellaneous allowance of $35,000 (not grossed up for taxes). This allowance is to cover the multitude of incidental items associated with a move such as phone hookups, deposits, car licensing fees, taxes, etc.

     5. You will be reimbursed for the cost of two house hunting trips for you and your family, plus a reasonable period of temporary living expenses (including trips home) for yourself, prior to your move to Bowling Green. Temporary living expenses are limited to a period that will reasonably enable you to complete your relocation. Generally, that period of time is targeted to be 30 days following commencement of your employment. We will review your relocation situation as it progresses to provide for a reasonable period for payment or temporary living expenses.

     With respect to the foregoing relocation benefits, if you fail to report for employment or it following commencement of employment you voluntarily terminate employment or your employment is terminated for the commission of acts of moral turpitude, you agree to reimburse Holley Performance Products for 100% of such expenses which have been paid to you, or for which Holley is responsible, if such termination of employment occurs within twelve months following commencement of employment, and at a rate of 50% thereof if such termination of employment occurs within twenty-four months following commencement of employment.

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Mr. Ford
July 19, 2002
Page 4

     This offer is contingent upon your successful completion of our normal employment physical examination, which includes a drug and alcohol screening. This exam should be arranged through your own family physician or through a local "Urgent Care" type facility. I have included the necessary paperwork for this examination as an attachment to this document.

     We look forward to working with you toward a successful future. Your acceptance of this offer of employment will be evidenced by your signing and returning the enclosed copy of this letter. If you have any particular questions regarding this offer or the enclosed information, please do not hesitate to contact me at 270/745-9507.

Sincerely,

/s/ Jeffrey G. King

Jeffrey G. King
President and CEO

JGK/dv

Accepted:  /s/ Russell W. Ford               Date: 7/23/02
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             Russell W. Ford